Agreement and Plan of Merger
                                of
           Nortia Capital Partners, Inc., a Florida Corporation
                               into
           Nortia Capital Partners, Inc., a Nevada Corporation

	THIS AGREEMENT AND PLAN OF MERGER, dated December 3, 2004 made by and among Nortia Capital Partners, Inc., a Nevada corporation
("Parent"), whose address is 400 Hampton View Court Alpharetta,
Georgia 30004; and Nortia Capital Partners, Inc., a Florida corporation ("Subsidiary"), whose address is 400 Hampton View Court Alpharetta, Georgia 30004; (collectively the Parent and Subsidiary are the "Constituent Corporations").


                            WITNESSETH:

	WHEREAS, Subsidiary desires to merge with and into Parent, with Parent being the surviving corporation (the "Merger"), on the terms, and subject to the conditions, set forth in this Plan of Merger (the "Plan"); and

	WHEREAS, Parent owns 100% of Subsidiary's outstanding common stock; and

	WHEREAS, the Board of Directors of Parent has determined that it is advisable that Subsidiary be merged into Parent, on the terms and conditions set forth, in accordance with Section 607.1104 of the Florida Business Corporation Act (the "Florida Act") and Section 92A.180 of the Nevada Revised Statutes (the "Nevada Act").

	NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, and provisions contained herein, the parties agree as follows:

                           ARTICLE I
                          THE MERGER

  1. The term "Effective Date" shall mean the date on which the Articles of Merger are filed with the Department of State of the State of Nevada and the Secretary of State of the State of Florida.

  2. At the Effective Date, Subsidiary shall be merged with and into Parent. The separate existence of Subsidiary shall cease at the Effective Date and the existence of Parent shall continue unaffected and unimpaired by the Merger with all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and subject to all the duties and liabilities of corporations organized under the laws of the state of Nevada. The Certificate of Incorporation of the Parent at the Effective Date shall be the Certificate of Incorporation of said Parent and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Nevada Revised Statutes. The Bylaws of the



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      Parent at the Effective Date shall be the Bylaws of said Parent and said Bylaws shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Nevada Revised
      Statutes.

  3. The Plan of Merger has been adopted and approved by resolution of the Board of Directors of Parent on December 1, 2004 in accordance with Section 92A.180 of the Nevada Act. The Plan of Merger has been adopted and approved by resolution of the Board of Directors of Subsidiary on December 1, 2004 in accordance with
      Section 607.1104 of the Florida Act.

  4. The directors and officers in office of the Parent at the Effective Date shall continue to hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Parent.

  5. The board of directors and the proper officers of the Subsidiary and the Parent, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan Merger or of the Merger herein provided for.

                            ARTICLE II
                        EFFECTS OF THE MERGER

    At the Effective Date, Parent shall possess all the rights, privileges, immunities, and franchises, of both a public and private nature, of Subsidiary, and shall be responsible and liable for all liabilities and obligations of Subsidiary, all as more fully provided for in the Nevada Act and the Florida Act.

                            ARTICLE III
                  CANCELATION OF SUBSIDIARY'S SHARES

    At the Effective Date, each share of Subsidiary common stock held by Parent shall, by virtue of the Merger and without any action on the part of Parent, be canceled simultaneously with the effectiveness of the Merger.

                              ARTICLE IV
                             ASSIGNMENT

    If at any time Parent shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest, perfect, or confirm or record in Parent the title to any property or rights of Subsidiary, or to otherwise carry out the provisions of this Plan, the proper officers and directors of Subsidiary as of the Effective Date shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all things necessary or proper to vest, perfect, confirm, or record the title to such property or rights in Parent.



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                               ARTICLE V
                               EXPENSES

    Subsidiary shall pay all expenses of accomplishing the Merger.

                           ARTICLE VI
                            AMENDMENT

    At any time before the filing with the Florida Secretary of State and the Nevada Secretary of State of the Articles of Merger to be filed in connection with this Plan, the Directors of Parent may amend this Plan. If the Articles of Merger already have been filed with the Secretaries of State, amended Articles of Merger shall be filed with the Secretaries of State, but only if such amended Articles of Merger can be filed before the Effective Date.

                          ARTICLE VII
                         TERMINATION

    If for any reason consummation of the Merger is inadvisable in the opinion of the Board of Directors of Parent, this Plan may be terminated at any time before the Effective Date by resolution of the Board of Directors of Parent. On termination as provided in this Plan, this Plan shall be void and of no further effect, and there shall be no liability by reason of this Plan or the termination of this Plan on the part of Parent or Subsidiary, or their directors, officers, employees, agents, or shareholders.

    IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby executed upon behalf of the Parent and Subsidiary on the date first written above.

                                     PARENT:

                                     Nortia Capital Partners, Inc.,
                                     a Nevada Corporation

                                     By: /s/William Bosso
                                         -------------------------
                                         William Bosso, CEO

                                     SUBSIDIARY:

                                     Nortia Capital Partners, Inc.,
                                     a Florida corporation

                                     By:/s/William Bosso
                                     ------------------------------
                                        William Bosso, CEO



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